UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2005
SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
140 Caspian Court, Sunnyvale, California     94089

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code  (408) 542-0500
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On November 21, 2005, the Board of Directors (the “Board”) of SanDisk Corporation (the “Company”) approved an amendment to the equity compensation arrangement for the non-employee Board members that was previously approved by the Board on April 28, 2005 and is described under Item 5 of the Company’s Form 10-Q filed on August 12, 2005 (the “Form 10-Q”). The new amendment generally provides that a non-employee Board member who has not been employed by the Company in the preceding 12 months will receive, at the time of his or her initial appointment or election to the Board a restricted stock award for the number of shares of the Company’s common stock (“Common Stock”) determined by dividing the dollar amount of $320,000 by the average closing sale price per share of the Common Stock on the Nasdaq Stock Market for the 5 trading days ended on, and including, the grant date, as reported in the Wall Street Journal, and that each non-employee Board member who has served in that capacity for at least six months will receive an annual restricted stock award for the number of shares of Common Stock determined by dividing the dollar amount of $80,000 by the average closing sale price per share of the Common Stock on the Nasdaq Stock Market for the 5 trading days ended on, and including, the date of the Annual Meeting of Stockholders on which the award is to be made, as reported in the Wall Street Journal; provided that in the case of each restricted stock award described above, the award is in compliance with the requirements of Section IV of Article Four of the Company’s 2005 Stock Incentive Plan governing the conversion of the automatic stock option grants into restricted stock awards. The restricted stock awards will generally vest (i) with respect to initial grants, in four (4) equal annual installments over four (4) years; and (ii) with respect to annual grants, in one (1) installment at the end of one (1) year. The remaining terms of the compensation arrangement, including the annual cash retainer fee and the cash fees for service on Board committees or as committee chairs and the automatic stock option grants, for the non-employee members of the Board as described in the Form 10-Q remain unchanged and continue in full force and effect.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SanDisk Corporation
Date: November 28, 2005	By:	/s/ Judy Bruner
		Name:	Judy Bruner
		Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)